News > Smith-Midland > Financial > 2010 Results
March 30, 2011

SMC Announces Record Financial Results for the Year Ended December 31, 2010

MIDLAND, Va. – Smith-Midland Corporation (OTCBB:  SMID) announced the company reported total revenue of approximately $31.7 million for 2010 as compared to $29.5 million for 2009, an increase of approximately $2.2 million, or 7%.  Pre-tax income for 2010 was approximately $3.8 million compared to $3.1 for 2009, or an increase of $0.7 million, or 26%.  The Company had net income of approximately $2.4 million for 2010, as compared to net income of approximately $1.8 in 2009, an increase of $0.6 million, or 33%.  Basic and diluted earnings per share were $.51 and $.50, respectively, for 2010, while basic and diluted earnings per share were $.39 and $.38, respectively, in 2009.

Rodney Smith, Chairman and CEO said, “I am extremely pleased to announce record breaking sales and earnings that exceeded our expectations for 2010 as well as our previous record breaking year in 2009.  The Company was able to leverage its assets including management capabilities, diversified product offerings, market recognition and geographical location to maximize financial results in 2010.”

“With the construction industry just beginning its recovery from the recent recession, 2011 will be challenging as we continue to push for strong performance.  We believe the Company will be successful in 2011 with vigilant management and its continuing emphasis on lean manufacturing.”

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities Industries.

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company’s web site at SMITHDELAWARE.com.  The “Investor Relations” area will include the Company’s    Form 10-K.

Media Inquiries:
William A. Kenter
wkenter@smithmidland.com
Sales Inquiries:
info@smithmidland.com